Exhibit 5.1

OPINION AND CONSENT OF DISCLOSURE LAW GROUP

December 23, 2020

Vivos Inc.

719 Jadwin Avenue

Richland, WA 99352

Re:	Registration Statement on Form S-8 for Vivos Inc.

Ladies and Gentlemen:

We have acted as counsel to Vivos Inc., a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), 36,800,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued pursuant to the Company’s 2015 Omnibus Securities and Incentive Plan (the “Plan”).

We have examined copies of such corporate records and made such inquiries as we have deemed necessary for purposes of rendering the opinion set forth below.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon the foregoing, in our opinion, the shares of Common Stock to be issued by the Company when issued in the manner contemplated by the Plan will be, legally issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Disclosure Law Group
Disclosure Law Group, a Professional Corporation